Exhibit 3.1

CONATUS PHARMACEUTICALS INC.

RESTATED CERTIFICATE OF INCORPORATION

Conatus Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Conatus Pharmaceuticals, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 13, 2005.

The Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”), and prompt written notice will be duly given pursuant to Section 228 of Delaware Corporate Law.

The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 10th day of January, 2013.

Conatus Pharmaceuticals Inc.

By:	/s/ Steven J. Mento, Ph.D.
Steven J. Mento, Ph.D.,
President and CEO

1

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

CONATUS PHARMACEUTICALS INC.

FIRST

The name of this corporation is Conatus Pharmaceuticals Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD

The purpose of this corporation is to engage in the lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH

A. The aggregate number of shares that the Company shall have authority to issue is Two Hundred Fifteen Million One Hundred Twenty-Seven Thousand Five Hundred Thirty-Eight (215,127,538), divided into One Hundred Twenty Million (120,000,000) shares of Common Stock each with the par value of $0.0001 per share, and Ninety-Five Million One Hundred Twenty-Seven Thousand Five Hundred Thirty-Eight (95,127,538) shares of Preferred Stock each with the par value of $0.0001 per share, of which Forty-Four Million Eight Hundred Twenty-Seven Thousand Five Hundred Thirty-Eight (44,827,538) shares are designated “Series A Preferred” and Fifty Million Three Hundred Thousand (50,300,000) shares are designated “Series B Preferred. As used herein, “Preferred Stock” shall refer collectively to shares of Series A Preferred and shares of Series B Preferred.

B. The rights, preferences, and privileges of the Preferred Stock are as follows:

1. Dividends.

(a) Treatment of Preferred. The holder of each then outstanding share of Series A Preferred shall be entitled to receive dividends at a rate of $0.06 per share per annum (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares), and the holder of each then outstanding share of Series B Preferred shall be entitled to receive dividends at a rate of $0.072 per share per annum (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares), in each case, out of any assets at the time legally available therefor, when, as and if declared by the Company’s Board of Directors (the “Board of Directors”), prior and in preference to any dividend on the Common Stock. The foregoing dividend entitlement for each outstanding share of Series A Preferred and Series B Preferred shall be reduced by any prior or contemporaneous Sister Company Distributions (as hereinafter defined) paid per share with respect to the corresponding shares of Sister Company Series A Preferred (as hereinafter defined) or Sister Company Series B Preferred (as hereinafter defined), respectively (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations with respect to such shares). No Distributions (as defined below) other than those payable solely in Common Stock shall be paid on any Common Stock unless and until (i) the aforementioned dividend is paid on each outstanding share of Preferred Stock, and (ii) a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal to or greater than the aggregate amount of dividends which would be payable with respect to such shares of Preferred Stock if, immediately prior to such dividend payment on Common Stock, such shares of Preferred Stock had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends shall be noncumulative and shall not be payable if not paid from year to year. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

(b) Distribution. “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than (i) in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (ii) through the exercise of any right of first refusal held by the Company) for cash or property. “Sister Company Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Sister Company (as hereinafter defined) (other than (i) in connection with the repurchase of shares of Sister Company Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (ii) through the exercise of any right of first refusal held by the Sister Company) for cash or property by the Sister Company. Notwithstanding the foregoing or anything herein to the contrary, (i) the Spin-off (as hereinafter defined) shall not constitute a Distribution or Sister Company Distribution and (ii) no Distribution or Sister Company Distribution shall be deemed to have occurred prior the effective date of this Restated Certificate of Incorporation.

(c) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below), preferential distributions shall be made in the following manner:

(i) The holders of the Series B Preferred then outstanding shall be entitled to be paid out of the Proceeds (as defined below) of such Liquidation before any payment of Proceeds shall be made to the holders of Series A Preferred or Common Stock by reason of their ownership thereof, an amount per share for each share of Series B Preferred held by them equal to the sum of the Series B Liquidation Preference (as hereinafter defined) plus any dividends declared but unpaid thereon, less any Sister Company Series B Preference Payment (as hereinafter defined). “Series B Liquidation Preference” shall mean, with respect to a share of Series B Preferred, $0.90 per share (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares). “Sister Company Series B Preference Payment” shall mean, with respect to a share of this Company’s Series B Preferred, the amount of Sister Company Proceeds (as hereinafter defined) actually paid per share with respect to a corresponding share of Sister Company Series B Preferred (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares) prior to or contemporaneously with (including if in a related transaction to) the applicable Liquidation. As of the effective date of this Restated Certificate of Incorporation, no Series B Liquidation Preference shall be deemed to have been paid with respect to this Company’s Series B Preferred or the Sister Company Series B Preferred. If upon the Liquidation, the Proceeds available for distribution to the holders of the Series B Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(a)(i), then the Proceeds available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(i). “Proceeds” shall include all cash, securities and other property payable to the Company or its stockholders at the closing of the Liquidation or at any time thereafter, including but not limited to earnout payments, escrow amounts or other contingent payments actually received by the Company or its stockholders (net of any retained liabilities associated with such Liquidation, as determined in good faith by the Board of Directors). “Sister Company Proceeds” shall mean Proceeds mutatis mutandis for the Sister Company and a Sister Company Liquidation.

(ii) After payment to the holders of Series B Preferred of the full preferential amounts specified in Section 2(a)(i) above, the holders of the Series A Preferred then outstanding shall be entitled to be paid out of the Proceeds of such Liquidation before any payment of Proceeds shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share for each share of Series A Preferred held by them equal to the sum of the Series A Liquidation Preference (as hereinafter defined) plus any dividends declared but unpaid thereon, less any Sister Company Series A Preference Payment (as hereinafter defined). “Series A Liquidation Preference” shall mean, with respect to a share of Series A Preferred, $0.75 per share (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares). “Sister Company Series A

Preference Payment” shall mean, with respect to a share of this Company’s Series A Preferred, the amount of Sister Company Proceeds actually paid per share with respect to a corresponding share of Sister Company Series A Preferred (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares) prior to or contemporaneously with (including if in a related transaction to) the applicable Liquidation. As of the effective date of this Restated Certificate of Incorporation, no Series A Liquidation Preference shall be deemed to have been paid with respect to this Company’s Series A Preferred or the Sister Company Series A Preferred. If upon the Liquidation, the Proceeds available for distribution to the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(a)(ii), then the Proceeds available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(ii).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified in Section 2(a) above, the remaining Proceeds available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Price (as defined below) immediately prior to such Liquidation of the Company; provided, however, that if the aggregate amount which the holders of Series A Preferred are entitled to receive under Sections 2(a) and 2(b), together with any Sister Company Series A Preference Payment, shall exceed the Series A Maximum Participation Amount, each holder of Series A Preferred shall be entitled to receive upon such Liquidation of the Company the greater of (i) such amounts under Sections 2(a) and 2(b) as are equal to the Series A Maximum Participation Amount (when taking into account the Sister Company Series A Preference Payment) and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series A Preferred into Common Stock immediately prior to such Liquidation of the Company; and if the aggregate amount which the holders of Series B Preferred are entitled to receive under Sections 2(a) and 2(b), together with any Sister Company Series B Preference Payment, shall exceed the Series B Maximum Participation Amount, each holder of Series B Preferred shall be entitled to receive upon such Liquidation of the Company the greater of (i) such amounts under Sections 2(a) and 2(b) as are equal to the Series B Maximum Participation Amount (after taking into account the Sister Company Series B Preference Payment) and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series B Preferred into Common Stock immediately prior to such Liquidation of the Company. The “Series A Maximum Participation Amount” shall mean $1.50 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, recapitalization or reorganization affecting the Series A Preferred). The “Series B Maximum Participation Amount” shall mean $1.80 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, recapitalization or reorganization affecting the Series B Preferred). The aggregate amount which a holder of a share of Series A Preferred is entitled to receive under Sections 2(a) and 2(b) is hereinafter referred to as the “Series A Liquidation Amount.” The aggregate amount which a holder of a share of Series B Preferred is entitled to receive under Sections 2(a) and 2(b) is hereinafter referred to as the “Series B Liquidation Amount.”

(c) Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) any consolidation or merger of the Company or any other corporate reorganization (other than for the sole purpose of changing the domicile of the Company or a sale of shares by the Company solely for bona fide equity financing purposes) in which (A) the Company’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity or (B) any transaction or series of related transactions to which the Company is a party in which greater than 50% of the voting power of the Company is transferred; or (iii) a sale, license, conveyance or other disposition of all or substantially all of the assets of the Company. “Sister Company Liquidation” shall mean a Liquidation mutatis mutandis for the Sister Company. Notwithstanding the foregoing or anything herein to the contrary, the Spin-off shall not constitute a Liquidation or Sister Company Liquidation, and no Liquidation or Sister Company Liquidation shall be deemed to have occurred prior the effective date of this Restated Certificate of Incorporation. In the event of a deemed “Liquidation” pursuant to clause (iii) in this Section 2(c) above, the Series A Liquidation Amount and the Series B Liquidation Amount shall not be paid at the closing of such Liquidation, but shall be paid in accordance with the following: If the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within forty-five (45) days after such deemed Liquidation, then (A) the Company shall deliver a written notice to each holder of Preferred Stock no later than the forty-fifth (45th) day after the deemed Liquidation advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Company not later than sixty (60) days after such deemed Liquidation, the Company shall use the Proceeds received by the Company for such deemed Liquidation (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), to the extent legally available therefor, to redeem, on the seventy-fifth (75th) day after such deemed Liquidation, all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount or Series B Liquidation Amount, as applicable, in accordance with the payment provisions set forth in Sections 2(a) and 2(b) above. Prior to the distribution or redemption provided for in this Section 2(c), the Company shall not expend or dissipate the consideration received for such deemed Liquidation, except to discharge expenses incurred in the ordinary course of business.

(d) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

3. Conversion. The Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of

Series A Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $0.75 divided by the Series A Conversion Price (as hereinafter defined). Each share of Series B Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to $0.90 divided by the Series B Conversion Price (as hereinafter defined). As of the date on which this Restated Certificate of Incorporation is effective, the “Series A Conversion Price” shall be $0.75 and the “Series B Conversion Price” shall be $0.90, each subject to adjustment as provided herein. References to the “Conversion Price” herein mean both the Series A Conversion Price and the Series B Conversion Price.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price or Series B Conversion Price, as applicable, immediately upon the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form, provided, however, that (i) the per share price to the public is not less than $2.70 (equitably adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares), (ii) the aggregate gross proceeds to the Company are not less than $30,000,000 and (iii) the Common Stock is listed on a national exchange (including the Nasdaq Stock Market) in connection with such public offering. Each share of Series A Preferred shall automatically convert into shares of Common Stock at the then effective Series A Conversion Price upon the affirmative vote of holders of at least a majority of the then outstanding shares of Series A Preferred voting as a separate class. Each share of Series B Preferred shall automatically convert into shares of Common Stock at the then effective Series B Conversion Price upon the affirmative vote of holders of at least 66.67% of the then outstanding shares of Series B Preferred voting as a separate class.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he, she or it shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificates, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

(d) Adjustments to Conversion Price.

(i) Adjustments for Subdivisions or Combinations of Common. After the date of the effectiveness of this Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the date of the effectiveness of this Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be combined (by stock split, reclassification or otherwise) into a lesser number of shares of Common Stock, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii) Adjustments for Reclassification, Exchange and Substitution. After the date of the effectiveness of this Restated Certificate of Incorporation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price and Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred and Series B Preferred, as applicable, shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred and Series B Preferred, as applicable, immediately before that change.

(iii) Adjustments for Dilutive Issuances.

(A) After the date of the effectiveness of this Restated Certificate of Incorporation, if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (C) below, deemed to be issued) for a consideration per share less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Series A Conversion Price or Series B Conversion Price, as applicable, shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series A Conversion Price or Series B Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series A Conversion Price or Series B Conversion Price, as applicable, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. “Calculated Securities” means (i) the sum of (1) all shares of Common Stock actually outstanding; (2) all shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock (without giving effect to any adjustments to the Conversion Price of any series of Preferred Stock as a result of such issuance); and (3) all shares of Common Stock issuable upon exercise and/or conversion of outstanding options, warrants or other rights for the purchase of shares of stock less (ii) any shares of Common Stock subject to repurchase by the Company pursuant to the terms of those certain Restricted Stock Purchase Agreements, (the “Purchase Agreements”) dated on or about October 27, 2006 between the Company and each of Steven J. Mento, Ph.D., Charles J. Cashion, Alfred P. Spada, Ph.D. and Jennifer Giottonini Cayer (or trusts controlled by such individuals).

(B) For the purposes of paragraph (A) above, none of the following issuances shall be considered the issuance or sale of Common Stock:

(1) The issuance of Common Stock upon the conversion of any outstanding Convertible Securities as of the date hereof or subsequently issued after the date hereof in accordance with this paragraph (B). “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(2) The issuance or sale of any Common Stock or Convertible Securities pursuant to the Company’s 2006 Equity Incentive Plan as in effect on the date hereof and as may be amended from time to time with the approval of the Board of Directors, including a majority of the Preferred Directors.

(3) The issuance of any Common Stock or Convertible Securities to effect any stock split, stock dividend or recapitalization of the Company.

(4) The issuance of any Common Stock or Convertible Securities as a dividend on the Company’s stock.

(5) The issuance of shares of Common Stock or Convertible Securities to the Company’s employees or officers or directors or outside consultants or contractors pursuant to a plan, agreement or arrangement duly approved by the Board of Directors, including a majority of the Preferred Directors (including the reissuance of shares repurchased by the Company from employees or consultants of the Company).

(6) The issuance of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Board of Directors, including a majority of the Preferred Directors.

(7) The issuance of Common Stock or Convertible Securities pursuant to (i) the acquisition of another business by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor business, (ii) the acquisition of technology or other intellectual property by outright purchase or (iii) a bona fide license of intellectual property, whether an in-license or out-license of such intellectual property, in each case on terms approved by the Board of Directors, including a majority of the Preferred Directors.

(8) The issuance of Common Stock or Convertible Securities to vendors, suppliers, customers, service providers or other persons affiliated with such organizations with which the Company has a commercial relationship on terms approved by the Board of Directors, including a majority of the Preferred Directors.

(9) The issuance of Common Stock (i) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (ii) to underwriters in connection with such a public offering, in each case on terms approved by the Board of Directors, including a majority of the Preferred Directors.

(10) The issuance or sale of any Common Stock or Convertible Securities pursuant to the Company’s Note and Warrant Purchase Agreement dated March 5, 2010 (the “Note Purchase Agreement”) or the issuance of any Common Stock or Convertible Securities pursuant to any notes or warrants issued pursuant to the Note Purchase Agreement.

(C) For the purposes of paragraph (A) above, the following subparagraphs 1 to 3, inclusive, shall also be applicable:

(1) In case at any time the Company shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(2) In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors.

(iv) Effect of Spin-off. Notwithstanding the foregoing or anything herein to the contrary, the Spin-off shall not result any adjustment to the Series A Conversion Price or Series B Conversion Price, and no adjustments to the Series A Conversion Price or Series B Conversion Price shall be deemed to have occurred prior the effective date of this Restated Certificate of Incorporation.

(e) Certificate of Adjustments. Upon the occurrence of each adjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Series A Preferred or Series B Preferred, as applicable, a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred or Series B Preferred, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Series A Preferred or Series B Preferred, as applicable, since the date of the first issuance of Series A Preferred or Series B Preferred, as applicable, (ii) the Series A Conversion Price or Series B Conversion Price, as applicable, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred or Series B Preferred.

(f) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or Distribution; (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; or (iv) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above. Notwithstanding the requirements of this Section 3(f), this Section 3(f) shall not be applicable and no such notice shall be required with respect to any action that is, or has been, approved by the holders of a majority of the voting power of the then outstanding shares of Preferred Stock, voting as a separate class, whether such approval is given before or after such notice is required.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will, to the fullest extent permitted by law, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h) Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, (i) any downward adjustment of the Series A Conversion Price may be waived, either generally or in a particular instance, by the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock and (ii) any downward adjustment of the Series B Conversion Price may be waived, either generally or in a particular instance, by the vote or written consent of the holders of at least 66.67% of the outstanding shares of Series B Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of such series of Preferred Stock.

4. Voting Rights; Directors.

(a) Generally. On all matters to come before the stockholders, each holder of shares of Preferred Stock shall have that number of votes per share (rounded up to the nearest whole share) equivalent to the number of shares of Common Stock into which such share of Preferred Stock is then convertible determined by reference to the then applicable Conversion Price in effect at the record date of the determination of the holders of the shares entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise required by law or this Restated Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of the outstanding shares of Common Stock, and not as a separate class or series.

(b) Directors.

(i) The Board of Directors shall consist of nine (9) members. The holders of the outstanding shares of Series A Preferred, voting as a separate class and to the exclusion of all other classes and series of capital stock of the Company, shall be entitled to elect four (4) members of the Board of Directors (the “Series A Preferred Directors”) and the holders of the outstanding shares of Series B Preferred, voting as a separate class and to the exclusion of all other classes and series of capital stock of the Company, shall be entitled to elect two (2) members of the Board of Directors (the “Series B Preferred Directors,” and together with the Series A Preferred Directors, the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Company, shall be entitled to elect one (1) member of the Board of Directors (the “Common Director”). The holders of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect the remaining two (2) members of the Board of Directors (the “General Directors”).

(ii) In the case of any vacancy in the office of a Series A Preferred Director, such vacancy or vacancies may only be filled by the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred, voting as a separate class. In the case of any vacancy in the office of a Series B Preferred Director, such vacancy or vacancies may only be filled by the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred, voting as a separate class. In the case of any vacancy in the office of a General Director, the Preferred Directors and the Common Director may, by affirmative vote of a majority thereof (or the remaining Preferred Director or Common Director if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Preferred Stock and Common Stock, voting together as a single class), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. In the case of any vacancy in the office of a Common Director, the holders of a majority of the then outstanding shares of Common Stock may, by affirmative vote, elect a successor to hold the office for the unexpired term of the director whose place shall be vacant. Any director may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the voting power eligible to vote in an election for the seat occupied by that director (e.g., in order to remove a Series A Preferred Director, the holders of a majority of the Series A Preferred, voting as a separate class and to the exclusion of all other classes of capital stock of the Company, must so vote).

(iii) There shall be no cumulative voting.

5. Amendments and Changes.

(a) Approval by Preferred Stock. Notwithstanding Section 4 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of more than 50% of the voting power of the Preferred Stock then outstanding, voting as a separate class:

(i) increase or decrease the total number of authorized shares of the Company’s Preferred Stock and/or Common Stock;

(ii) authorize any Liquidation event described in Section 2(c) above;

(iii) pay or declare a dividend on any of the Company’s stock;

(iv) change the authorized number of directors comprising the Board of Directors;

(v) take any action that redeems, purchases or otherwise acquires any shares of Common Stock other than in connection with the repurchase of Common Stock at the original purchase price (or the lesser of the original purchase price or fair market value) pursuant to stock restriction agreements, stock option agreements or other agreements or plans providing for employee, consultant or director ownership of Common Stock;

(vi) issue any Common Stock or Convertible Securities other than (A) pursuant to the Purchase Agreement or under the Company’s 2006 Equity Incentive Plan, or (B) to the Company’s employees or officers or directors or outside consultants or contractors pursuant to a plan, agreement or arrangement duly approved by the Board of Directors, including a majority of the Preferred Directors (including the reissuance of shares repurchased by the Company from employees or consultants of the Company); or

(vii) acquire or in-license any pharmaceutical products or enter into any material out-licensing or corporate partnering agreements other than material transfer agreements, unless such transaction is approved by the Board of Directors, including a majority of the Preferred Directors.

(b) Approval by Series B Preferred. Notwithstanding Section 4 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of more than 66.67% of the Series B Preferred then outstanding, voting as a separate class:

(i) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the bylaws of the Company (whether by merger, consolidation, capital reorganization or otherwise in a manner that adversely affects the rights, preferences or privileges of the Series B Preferred);

(ii) increase or decrease the authorized number of shares of Series B Preferred;

(iii) authorize, issue or otherwise create shares of any class or series of stock having any preference over, or on parity with, the Series B Preferred with respect to any rights, preferences or privileges associated with the Series B Preferred including, but not limited to rights or preferences with respect to redemption, voting, liquidation preference or dividends; or

(iv) incur aggregate principal amount of indebtedness for borrowed money in excess of $2,000,000, unless such indebtedness is approved by the Board of Directors, including each of the Series B Preferred Directors.

(c) Approval by Series A Preferred. Notwithstanding Section 4 above, the Company shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of more than 50% of the Series A Preferred then outstanding, voting as a separate class:

(i) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the bylaws of the Company (whether by merger, consolidation, capital reorganization or otherwise in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred);

(ii) increase or decrease the authorized number of shares of Series A Preferred;

(iii) authorize, issue or otherwise create shares of any class or series of stock having any preference over, or on parity with, the Series A Preferred with respect to any rights, preferences or privileges associated with the Series A Preferred including, but not limited to rights or preferences with respect to redemption, voting, liquidation preference or dividends; or

(iv) incur aggregate principal amount of indebtedness for borrowed money in excess of $2,000,000, unless such indebtedness is approved by the Board of Directors, including each of the Series A Preferred Directors.

6. Redemption. The Preferred Stock is not redeemable except in accordance with Section 2(c) above.

7. Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given upon personal delivery, or five (5) days after deposit in the United States mail, postage prepaid, or five (5) days after deposit with a nationally recognized overnight courier, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

8. Spin-off. Following the effectiveness of this Restated Certificate of Incorporation, this Company intends to effect a distribution of all then outstanding shares of capital stock of Idun Pharmaceuticals, Inc. (the “Sister Company”) to the stockholders of this Company on a share-for-share basis pursuant to which each holder of a share of this Company’s Series A Preferred Stock shall receive a corresponding share of Series A Preferred of the Sister Company (“Sister Company Series A Preferred”), each holder of a share of this Company’s Series B Preferred Stock shall receive a corresponding share of Series B Preferred of the Sister Company (“Sister Company Series B Preferred”), and each holder of a share of this Company’s Common Stock shall receive a corresponding share of Common Stock of the Sister Company (“Sister Company Common Stock”). The initial distribution by this Company of the shares of Sister Company Series A Preferred, Sister Company Series B Preferred Stock and Sister Company Common Stock to this Company’s stockholders, together with any transfer of assets between or among this Company and the Sister Company prior to such distribution (all such transactions, collectively, the “Spin-off”), shall be excluded from the provisions of this Restated Certificate of Incorporation and the Restated Certification of Incorporation of the Sister Company, including, but not limited to, any dividend requirements pursuant to Section 1, liquidation preference pursuant to Section 2, anti-dilution adjustments pursuant to Section 3, and voting requirements pursuant to Section 5.

FIFTH

Subject to Article FOURTH, Section 5, the Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws approved by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

The Company reserves the right to amend the provisions in this Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

(a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(b) The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company to the same extent as permitted under subparagraph (a) above.

(c) Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CONATUS PHARMACEUTICALS INC.

Conatus Pharmaceuticals Inc. (the “Corporation”), which originally filed its Certificate of Incorporation with the Secretary of State of Delaware on July 13, 2005, and is organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of said Corporation duly adopted resolutions proposing and declaring advisable the following amendments of the Restated Certificate of Incorporation (the “Certificate”) of said Corporation. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that Section B.3(b) of Article Fourth of the Certificate is hereby amended and restated in its entirety as follows:

“(b) Automatic Conversion.

(i) Automatic Conversion upon an IPO or Vote of Preferred Stock. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price or Series B Conversion Price, as applicable, immediately upon the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form (“IPO”), provided, however, that (i) the per share price to the public is not less than $2.70 (equitably adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares), (ii) the aggregate gross proceeds to the Company are not less than $30,000,000 and (iii) the Common Stock is listed on a national exchange (including the Nasdaq Stock Market) in connection with such public offering. Each share of Series A Preferred shall automatically convert into shares of Common Stock at the then effective Series A Conversion Price upon the affirmative vote of holders of at least a majority of the then outstanding shares of Series A Preferred voting as a separate class. Each share of Series B Preferred shall automatically convert into shares of Common Stock at the then effective Series B Conversion Price upon the affirmative vote of holders of at least 66.67% of the then outstanding shares of Series B Preferred voting as a separate class.

(ii) Automatic Conversion upon Nonparticipation in the Bridge Financing or Qualified IPO.

(A) Special Definitions. For purposes of this Section 3(b)(ii), the following definitions shall apply:

(1) “2013 Note and Warrant Purchase Agreement” shall mean that certain Note and Warrant Purchase Agreement by and among the Company and certain of the Qualified Holders dated on or about May 30, 2013.

(2) “Allocation” shall be equal to the principal amount of the Note purchased by a Qualified Holder in the Closing divided by the aggregate principal amount of all Notes issued at the Closing, multiplied by $10,000,000.

(3) “B Pro Rata Share” shall mean the aggregate number of shares of Series B Preferred held by the applicable Qualified Holder divided by the aggregate of all shares of Series B Preferred held by all holders of Series B Preferred.

(4) “Escrow Account” shall mean that certain escrow account (if any) established by the Board of Directors pursuant to the 2013 Note and Warrant Purchase Agreement in anticipation of a Qualified IPO.

(5) “Closing” shall mean the closing of the sale of Notes and Warrants under the 2013 Note and Warrant Purchase Agreement.

(6) “Notes” shall mean the convertible promissory notes issued pursuant to the 2013 Note and Warrant Purchase Agreement.

(7) “Qualified Affiliate” shall mean any affiliate of a Qualified Holder.

(8) “Qualified Holder” shall mean any holder of the Company’s outstanding Preferred Stock that holds, together with its Qualified Affiliates, at least 1,000,000 shares of capital stock of the Company, as of May 30, 2013.

(9) “Qualified IPO” shall mean an IPO in which the Corporation receives aggregate gross proceeds from the sale of shares of Common Stock to investors other than Qualified Holders of at least $30,000,000.

(10) “Warrants” shall mean the warrants issued in the Closing pursuant to the 2013 Note and Warrant Purchase Agreement.

(B) Pay-to-Play.

(1) If a Qualified Holder or one or more of its Qualified Affiliates does not participate in the Closing for at least 50% of such Qualified Holder’s B Pro Rata Share of Notes issued at the Closing, then the shares of Preferred Stock held by the Qualified Holder shall automatically, without any further action of the Qualified Holder or the Company, be converted into Common Stock at a ratio of 10:1.

(2) If the Company offers to a Qualified Holder the opportunity to purchase shares of Common Stock in a Qualified IPO, whether pursuant to the Escrow Account or directly through the underwriters for a Qualified IPO, and a Qualified Holder or one or more of its Qualified Affiliates: (i) does not deposit such Qualified Holder’s Allocation in the Escrow Account within five (5) days (or such longer period approved by the Board of Directors) of the Company’s notice to such Qualified Holder of the establishment of the Escrow Account, (ii) withdraws from the Escrow Account any portion of the funds deposited by such Qualified Holder or one or more of its Qualified Affiliates prior to the consummation of a Qualified IPO, or (iii) otherwise fails to purchase such Qualified Holder’s Allocation in the Qualified IPO, then (except as provided in the 2013 Note and Warrant Purchase Agreement) the shares of Preferred Stock held by the Qualified Holder shall automatically, without any further action of the Qualified Holder or the Company, be converted into Common Stock at a ratio of 10:1.”

RESOLVED, that Section B.3(d)(iii)(B)(10) of Article Fourth of the Certificate is hereby amended and restated in its entirety as follows:

“(10) The issuance or sale of any Common Stock or Convertible Securities pursuant to the Company’s Note and Warrant Purchase Agreement dated March 5, 2010 (the “2010 Note and Warrant Purchase Agreement”) or the 2013 Note and Warrant Purchase Agreement (as defined in Section 3(b)(ii)(A)) or the issuance of any Common Stock or Convertible Securities pursuant to any notes or warrants issued pursuant to the 2010 Note and Warrant Purchase Agreement or the 2013 Note and Warrant Purchase Agreement.”

2. That thereafter, pursuant to a resolution of the Board of Directors and in lieu of a meeting of stockholders, the stockholders gave their approval of said amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

4. That said amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Conatus Pharmaceuticals Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 30th day of May, 2013.

Conatus Pharmaceuticals Inc.

By:	/s/ Steven J. Mento, Ph.D.
Steven J. Mento, Ph.D.
Title: President and CEO

A-20